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EXHIBIT 21.01
                 SILICON VALLEY RESEARCH, INC. AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT

                                 March 31, 1998


                                                                 Percentages
                                              Organized Under     of Voting
                                                  Laws of      Securities Owned
                                              ---------------  ----------------
Silicon Valley Research, Inc. (Registrant)      California           ---



   SUBSIDIARIES:
   ------------

Silicon Valley Research, Inc. K.K.              Japan                 97%

Silicon Valley Research, Inc. - Asia Pacific    Taiwan               100%

Quality I.C. Corporation                        Texas                100%



                 All of the above subsidiaries are included in Silicon Valley Research, Inc.'s Consolidated Financial Statements.